Exhibit 99.1

March 30, 2015
Financial Advisors:
A copy of this letter is being mailed to your clients.

Dear Shareholder,
We are writing to update you about your distributions, how recent regulatory changes regarding non-traded real estate investment trusts will be affecting your statement and the third annual valuation of Hines Global REIT shares.
Distributions
The board of directors of Hines Global REIT recently met and authorized payment of distributions for the month of April 2015 at the current annualized rate of $0.65 per share, which represents 13 consecutive quarters of distributions at this level. This means that the distribution you have been receiving from your investment will remain unchanged at this time.
Recent Regulatory Changes Affecting Non-Traded REIT Investments
In October 2014, the Securities and Exchange Commission (“SEC”) approved changes to existing FINRA rules about how non-traded REITs and similar products determine their share value and communicate it in customer statements. In brief, beginning in April 2016, customer statements will be required to reflect a fund’s per share NAV that has been determined using one of two approved methodologies, regardless of how long the fund has been operating. As a leader in the non-traded REIT industry, we have used a valuation methodology that is consistent with the new rule amendments since we began determining the value of our shares in 2013.
Change to Your Hines Global REIT Shareholder Statement
To date, your statement has reflected the gross price per share that you paid when you made your investment and did not deduct associated initial investment fees.
Because we recently completed a valuation of our portfolio and we are no longer offering shares through our primary offering, your next brokerage statement will begin reflecting the NAV, not your gross purchase price per share. While Hines Global REIT’s properties have performed well – the portfolio’s real estate values increased over the past year - your statement will now reflect the deduction of your initial investment fees and the amount will be lower than your gross purchase price per share. Please note that despite this change on your statement, the NAV has actually increased over the past year and as we mentioned above, your annualized distribution rate remains unchanged.
NAV for Hines Global REIT
In its March 25th meeting, the board of directors of Hines Global REIT approved an estimated NAV of $9.44 per share as of December 31, 2014. This represents an increase of $0.54 per share since our last valuation. The NAV is not intended to represent a liquidation value and therefore likely does not represent the actual value if Hines Global REIT were to execute a liquidity strategy for investors at this time. Additionally, it does not include any estimation of an enterprise value, or a value attributed to any type of potential exit. 1
Since its last annual valuation on February 4, 2014, Hines Global REIT, which closed to new investors in April 2014, experienced increases in the appraised values of its real estate holdings of 8.1%. It’s worth noting that we acquired approximately $2.5 billion in assets in the last 24 months, acquisitions that have had limited time to contribute to the overall appreciation of our portfolio.
Hines’ 20-plus years of international real estate investing experience shows that currency diversification may benefit investors over the long run. However, the appraisals of our assets have been conducted at a time when the U.S. dollar is seeing a significant strengthening versus other world currencies. Thus, the new share price reflects the impact of devalued foreign currencies on our international assets, in particular the Euro, the British Pound and the Australian Dollar. However, if foreign currencies recover to their historical exchange levels in the future, the values will rise.
Summary
We are pleased both with the current position and outlook for Hines Global REIT. We attribute this primarily to the timing of real estate purchases, the high occupancy rate of 95%, the quality of our tenants, and the diversification of assets in the portfolio. While the portfolio is in the maturing stage, we hold high expectations for Hines Global REIT’s performance leading up to a possible future liquidity event. 2
If you have any questions about Hines Global REIT or your statement, please contact your financial advisor, or call Hines Investor Services at 888.220.6121, option 2.
With kind regards,

Jeffrey C. Hines	Sherri W. Schugart
Chairman of the Board	President & Chief Executive Officer
1 The estimated NAV per share was calculated as of a moment in time, and although the value of our common shares will fluctuate over time, we do not undertake to update the estimated NAV per share on a regular basis. As a result, you should not rely on the estimated NAV per share as being an accurate measure of the then-current value of your shares in making a decision to buy or sell your shares, including whether to reinvest distributions by participating in the distribution reinvestment plan and whether to request redemption under our share redemption program. A description of the methodology and assumptions used to determine the estimated NAV per share is set forth in our Current Report on Form 8-K, filed with the SEC on March 30, 2015.

2 There can be no assurance that we will determine to pursue a liquidity event.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
The statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Such statements are based on current expectations and assumptions with respect to, among other things, our ability to maintain occupancy levels and lease rates at our properties, our ability to repay or successfully refinance our debt obligations, the future operating performance of our investments, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with economic conditions including changes in interest rates and the lack of availability of financing, market demand and pricing, competitive factors and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K and in our other filings with the SEC.